Exhibit 10.1

AMENDMENT TO THE FTI CONSULTING, INC.

2004 LONG-TERM INCENTIVE PLAN

Pursuant to the powers of amendment reserved in Section 7(e) of the FTI Consulting, Inc. 2004 Long-Term Incentive Plan (the “Plan”) as amended and restated effective April 27, 2005, as further amended from time to time, effective as of March 29, 2006, FTI Consulting, Inc. hereby amends the Plan in the following manner:

1.	Section 1 is amended by adding “cash-based awards,” after “other stock-based awards,”.

2.	Section 2(b) is amended by adding “, or any cash-based awards granted pursuant to the provisions of the Plan” after “of the Plan”.

3.	Section 2(d) is amended by replacing the proviso of the first sentence with the following:

“provided, however, that for purposes of any Award or sub-plan that constitutes a “nonqualified deferred compensation plan” or that provides for the “deferral of compensation,” as such terms are defined under Code Section 409A, the Committee, in its discretion, may specify a different definition of Change in Control under any Award or sub-plan in order to comply with the provisions of Code Section 409A; provided, further, that the Committee may specify a different definition of Change in Control for any Award as the Committee deems necessary or desirable.”

4.	Section 3(b) is amended by replacing the proviso of item (6) under the second paragraph with the following:

“provided, however, that no such waiver or acceleration of lapse restrictions shall (i) be allowed with regard to a “deferral of compensation” within the meaning of Code section 409A, except as otherwise permitted under such Code section, or (ii) be made with respect to a performance-based stock Award granted to an executive officer of the Company if such waiver or acceleration is inconsistent with Code section 162(m);”

5.	Section 3(b) is amended by adding the following to the third paragraph:

“Without limiting the foregoing, the Committee may delegate administrative and ministerial duties to officers or employees of the Company as the Committee deems necessary or advisable in its sole and absolute discretion. The Committee may appoint accountants, actuaries, counsel, advisors and other persons that it deems necessary or desirable in connection with the administration of the Plan.”

6.	Section 3(f) is amended by adding “and Awards issued hereunder” after “to the Plan”.

7.	Section 6 is amended by replacing “The Committee” with “Subject to any applicable requirements of Code section 409A, the Committee” in the fourth sentence.

8.	Section 6(d) is amended by (i) replacing the first parenthetical with “(referred to herein as “phantom stock”, “stock units” or “phantom stock units”)”, and (ii) adding the following to the end of such section:

“Stock units may be granted in accordance with the terms and conditions of this Plan, or in accordance with the terms and conditions of any applicable sub-plan, including the FTI Consulting, Inc. Non-Employee Director Compensation Plan, as amended from time to time, which is a sub-plan of this Plan.”

9.	Section 6 is amended by adding the following paragraph (g):

“(g) Cash-Based Awards. The Committee may from time to time grant cash-based awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. Cash-based awards shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company’s assets, and shall be payable in cash.”

10.	Section 7(c)(3) is amended by inserting the following after the first sentence thereof:

“Notwithstanding the foregoing, the terms of the Grant Agreement shall control to the extent that it otherwise provides different treatment for an Award in the event of any transaction resulting in a Change in Control of the Company.”

11.	Section 7(c)(3) is amended by inserting “as described in the first sentence hereof” after “such termination”.

12.	Section 7(e) is amended by adding the following:

“To the extent any provision of the Plan or any Award, or action by the Board or Committee would subject any participant to liability for interest or additional taxes under Code section 409A(a)(1)(B), it will be deemed null and void, to the extent permitted by law and deemed advisable by the Board. It is intended that the Plan and any Awards will comply with Section 409A to the extent applicable, and the Plan and any Awards shall be interpreted and construed on a basis consistent with such intent. The Plan or any Award may be amended in any respect deemed necessary (including retroactively) by the Board in order to preserve compliance with Section 409A.”

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